Exhibit 2.01

EXECUTION COPY

AMENDMENT NO. 1 TO MASTER PURCHASE AGREEMENT

This Amendment No. 1 To Master Purchase Agreement, dated as of February 22, 2013 (this “Amendment”) is entered into by and among PNG Companies LLC, a Delaware limited liability company (“Buyer”), EQT Corporation, a Pennsylvania corporation (“Parent”) and Distribution Holdco, LLC, a Delaware limited liability company (“Holdco” and, together with Parent, “Sellers”), with respect to that certain Master Purchase Agreement dated as of December 19, 2012 entered into by and among Buyer and Sellers (the “Purchase Agreement”).

RECITALS

WHEREAS, in connection with the execution of the Purchase Agreement, Buyer has delivered to Parent as set forth under Section 4.7 of the Purchase Agreement, the Equity Commitment Letter dated as of December 19, 2012 executed by SteelRiver Infrastructure Fund North America, L.P. (“SteelRiver”), as accepted and agreed by Buyer (the “SteelRiver Equity Commitment Letter”);

WHEREAS, the SteelRiver Equity Commitment Letter constitutes the “Equity Financing Commitments” referred to under Section 4.7 of the Purchase Agreement;

WHEREAS, the SteelRiver Equity Commitment Letter has been replaced in accordance with the terms thereof by the Equity Commitment Letter dated as of February 8, 2013 executed by SteelRiver LDC Investments LP (“LDC Investments”), as accepted and agreed by Buyer and agreed and acknowledged by Sellers and SteelRiver (the “LDC Investments Equity Commitment Letter”); and

WHEREAS, Buyer and Sellers wish to clarify that the definition of “Equity Financing Commitments” under the Purchase Agreement includes assignments or replacements of equity commitment letters such as the SteelRiver Equity Commitment Letter;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereby agree as follows:

1.            Definitions.                    Capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed thereto in the Purchase Agreement.

2.            Amendment.            The first parenthetical of clause (ii) of the first sentence of Section 4.7 of the Purchase Agreement is hereby deleted and replaced with the following:

“(as amended, supplemented, modified, amended and restated, or replaced from time to time, the “Equity Financing Commitments” and, together with the Debt Financing Commitments, the “Financing Commitments”)”

3.            Effect of this Amendment.                  This Amendment is made in accordance with Section 11.1 of the Purchase Agreement and shall be binding upon the successors and assigns of the parties hereto. The parties hereto shall execute and deliver such further and additional instruments, agreements and other documents as may be necessary to evidence or carry out the provisions of this Amendment. Except as modified hereby, Buyer and Sellers acknowledge and agree that each provision and obligation of the Purchase Agreement continues in full force and effect.  References to the “Agreement” in the Purchase Agreement shall be deemed to mean such Purchase Agreement as modified by this Amendment.

4.            Governing Law.                                       This Amendment shall be construed and enforced in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof.  Each of the parties hereto consents to personal jurisdiction in any action brought in any court, federal or state, within the State of Delaware having subject matter jurisdiction arising under this Amendment, and each of the parties hereto agrees that any action instituted by either of them against the other with respect to this Amendment will be instituted exclusively in a court, federal or state, within the State of Delaware.

5.            Execution in Counterparts.                    This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when a counterpart of this Amendment shall have been signed by each party hereto and delivered to the other parties hereto.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

6.            Titles and Headings.            Article and section titles and headings contained in this Amendment are inserted for convenience only and shall not constitute a part hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Master Purchase Agreement to be duly executed on the day and year first above written.

PNG COMPANIES LLC

By:	/s/ Morgan K. O’Brien
Name:	Morgan K. O’Brien
Title:	President & CEO

EQT CORPORATION

By:	/s/ Philip P. Conti
Name:	Philip P. Conti
Title:	SVP & CFO

DISTRIBUTION HOLDCO, LLC

By:	/s/ Joshua C. Miller
Name:	Joshua C. Miller
Title:	Vice President